Exhibit No. 10.2

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is entered into by and between Integrated Electrical Services, Inc., a Delaware corporation (“Employer”), and Michael J. Caliel (“Executive”) this September 24, 2010.

WHEREAS, the Employer and Executive have heretofore entered into that certain Employment Agreement effective as of June 26, 2006 (the “Employment Agreement”); and

WHEREAS, the Employer and Executive desire to amend the Employment Agreement;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Employer and Executive hereby agree that the Employment Agreement is hereby amended as follows:

A.           Effective as of January 1, 2009:

1. Section IV.A.3.b. is amended by changing the parenthetical therein to read as follows:

(except to the extent payment otherwise has been electively deferred by Executive pursuant to a deferred compensation arrangement with the Company in a manner that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”))

2. Section IV.C.2 is amended to read as follows:

For purposes of this Agreement, “Good Reason” shall mean (A) any material reduction in Executive’s position, duties, authority or Base Salary from those described in this Agreement; or (B) any relocation of the Company’s corporate office that is more than 50 miles from its current location; or (C) the Company’s breach of a material term of this Agreement or material duty owed to Executive hereunder; provided that either of the events described in clauses (A), (B), and (C) of this Section IV.C.2. shall constitute Good Reason only if the Company fails to cure such event within 30 business days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that the Executive must give the Company written notice of the “Good Reason” event by the 60th day following its occurrence.  If not timely corrected by the Company, Executive shall be terminated on the first day following such 30-day “cure” period.

3. Sections IV.C.3.b. and IV.D.3.a. are amended by deleting from each the following:

; provided that the aggregate amount described in this Section IV.C.3.b. shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates other than such benefits that are exclusively approved by the Compensation Committee or Board of Directors for the Executive.

4. Sections IV.C.3.b. and IV.D.3.a. are further amended by adding to each the following:

The monthly amount of such continued Base Salary shall be paid on the first business day of each month that it is continued.

5. Sections IV.C.3.d. and IV.D.3.c. are amended by adding to each the following:

Such automobile allowance shall be paid on the first business day of each month that it is continued.

6. Sections IV.C.3.e. and IV.D.3.d. are amended by adding to each the following:

Such outplacement services shall be reasonable in amount and commensurate with Executive’s position.

7. Section IV.D.1. is amended by adding thereto the following subclause e.:

e.  Notwithstanding the above, with respect to any payment or benefit hereunder that is subject to Section 409A of the Code, the term Change in Control shall have the meaning set forth in Section 409A of the Code and the Treasury Regulations thereunder.

8. Section VIII.G. is amended by adding thereto three new paragraphs to read as follows:

To the extent Executive is entitled to receive under this Agreement any amounts that are subject to Section 409A in the form of “a series of installment payments,” as defined in Treasury Regulation §1.409A-2(b)(iii)(A), Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments under such regulation.

To the extent any payment due Executive under this Agreement on his “termination of employment” is subject to Section 409A of the Code, such term shall mean a “separation from service” for purposes of Section 409A.  It is the intent of the parties that terms defined in this Agreement be interpreted as necessary to comply with the requirements of Section 409A, to the extent Section 409A is applicable.

9. The following new Section VIII. N. is added:

Reimbursements.  Notwithstanding anything in this Agreement to the contrary, any reimbursement of any costs and expenses by Employer to Executive under this Agreement shall be made by Employer upon or as soon as practicable following the receipt of supporting documentation reasonably satisfactory to Employer, but in no event later than the close of Executive’s taxable year following the taxable year in which the cost or expense is incurred by Executive.  The expenses incurred by Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement hereunder.  Further, Executive’s right to receive any reimbursement shall not be subject to liquidation or exchange for any other benefit.

B.           Effective as of September 24, 2010:

1.      Section IV.C.3.f. is amended by adding thereto the following sentence:

“This subparagraph f. shall apply to equity-based awards granted prior to September 24, 2010.”

2.      Section IV.C.3. is amended, effective as of the Amendment Date, by adding thereto a new subparagraph h. and a new subparagraph i. to read, respectively, as follows:

h.
A prorated amount of Executive’s then outstanding unvested cash incentive awards and equity-based awards granted on or after the Amendment Date, other than an Annual Bonus or a cash incentive award or equity-based award the payment of which is dependent upon the achievement of performance objectives during a performance period that has not ended as of Executive’s date of termination of employment (a “Performance Award”), shall vest on the date (and only if) the release provided in Section IV.G. becomes irrevocable.  The applicable prorated vested percentage for such an award shall be the percentage of the full vesting period for such award in which Executive was actively employed by the Company.  Payment of such prorated vested awards, if any, shall be made on or as soon as reasonably practical after the date they become vested; and

i.
A prorated portion of each of Executive’s Performance Awards then outstanding, if any, shall vest at the end of the performance period applicable to such award, but only if and to the extent the performance objectives for such performance period have been achieved, as determined by the Compensation Committee (the “Performance Amount Achieved”), and the release provided in Section IV.G. becomes or has become irrevocable.  The applicable prorated vested percentage for any such Performance Award shall be the product of the percentage of the full performance period for such Performance Award in which Executive was actively employed by the Company and the Performance Amount Achieved, if any.  Payment of such vested Performance Awards, if any, shall be made at the same time the performance awards for such performance period are paid to other similar executives of the Company.

3.      Section IV is amended by adding thereto a new Paragraph IV.D.5. and a new Paragraph IV.D.6. to read, respectively, as follows:

5.
Notwithstanding anything in this Agreement to the contrary, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and/or such person(s) will be $1.00 less than three (3) times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.  Nothing in this paragraph shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

6.
Notwithstanding any other provisions of this Agreement to the contrary, the Company shall not be obligated to make or provide any severance payments or benefits provided under this Section IV, other than the Accrued Rights, unless (i) within fifty (50) days from the date on which Executive’s employment is terminated, Executive executes and delivers to the Company a general release (which shall be provided by the Company not later than five (5) days from the date on which Executive’s employment is terminated and be substantially in the form attached hereto as Attachment A), whereby Executive releases the Company (and affiliates of the Company and other designated persons) from all employment based or related claims of Executive and all obligations of the Company to Executive other than the Company’s obligations to make and provide the severance payments and benefits as provided in this Section IV. and (ii) Executive does not revoke such release within any applicable revocation period following Executive’s delivery of the executed release to the Company.  If the requirements of this Section IV.D.6 are met, then, subject to Section VIII.G. below, the severance payments and benefits to which Executive is otherwise eligible to receive under this Section IV. shall begin or be made, as applicable, on the sixtieth (60th) day following the date on which Executive’s employment is terminated, and shall be paid or commence, as applicable, retroactively without interest, as of Executive’s termination date.  If the requirements of this Section IV.D.6 are not met by Executive, then no severance payments or benefits shall be due Executive pursuant to this Agreement.

4.      Section VIII is amended by adding thereto a new Paragraph VIII.N. and a new Paragraph O. to read, respectively, as follows:

N.
Required Clawbacks.  Notwithstanding anything in this Agreement or any other agreement between the Company and Executive to the contrary, Executive acknowledges that the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Act”) requires certain executives of the Company to repay the Company, and for the Company to recoup from the executive, “erroneously awarded” amounts of incentive compensation.  If, and only to the extent, the Act (or any similar federal or state law) requires the Company to recoup any “erroneously awarded” incentive compensation (including any equity-based award) that it has made to Executive, Executive hereby agrees, even if Executive has terminated employment with the Company, to repay promptly such “erroneously awarded” incentive compensation (cash or equity) to the Company upon its written request.  This Section VIII.N. shall survive the termination of this Agreement.

O.
Award Agreements.  Notwithstanding anything in a grant agreement to the contrary, the term of any award subject to Sections IV.C.3.f., h. or i. shall not expire based solely on Executive’s termination of employment prior to the contingent “vesting date” of such award, as provided in subparagraph f., h. or i., as applicable.  To the extent any such award does not become vested as provided in such applicable subparagraph, the award shall terminate on the last date it could have become “vested” pursuant to subparagraph f., h. or i., as applicable.  However, if the award would expire prior to such contingent vesting date by its terms, other than by reason of Executive’s termination of employment, then such award shall expire on such earlier date.

Except as expressly modified by this First Amendment, the terms of the Employment Agreement shall remain in full force and effect and are hereby confirmed and ratified.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment this September 24, 2010, effective for all purposes as provided above.

INTEGRATED ELECTRICAL SERVICES, INC.

By: /s/ Robert B. Callahan
Name: Robert B. Callahan
Title: Senior Vice President, Human Resources

MICHAEL J. CALIEL

/s/ Michael J. Caliel